 Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

(EMBARGOED UNTIL 3:30 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION ANNOUNCES

OPERATING EFFICIENCY IMPROVEMENTS

Milwaukee, Wisconsin

December 1, 2015

Bank Mutual Corporation (Nasdaq: BKMU) announced today that it has adopted a change to its defined benefit pension plan that is expected to result in significant cost savings in 2016. Also, Bank Mutual Corporation (“Bank Mutual”) announced that it intends to consolidate four retail branch offices in March of 2016 into nearby offices, which is expected to result in additional cost savings. These offices are in addition to other offices that were consolidated earlier in the year.

Effective December 31, 2015, Bank Mutual will freeze the benefits of the remaining 10% of its employees that are still earning benefits in its defined benefit pension plan. The benefits of all other employees had been frozen in a prior year. As a result of this most recent change, as well as expected changes in other actuarial assumptions related to the plan, management anticipates that pension-related expenses in 2016 could be $2.5 million lower than they were in 2015. It should be noted, however, that this amount is an estimate and that actuarial assumptions could change significantly between the date of this release and the final determination of pension expense for 2016. As such, there can be no assurances as to the amount of savings in pension-related expense in 2016.

With respect to Bank Mutual’s decision to consolidate four retail branch offices, management anticipates that this decision will result in annual cost savings of approximately $1.0 million. The four offices that are being consolidated into other nearby offices are located in the communities of Eau Claire, Cedarburg, New Holstein, and Hortonville, Wisconsin. The office that is being closed in Eau Claire is located at 3250 North Clairemont Avenue. Management anticipates that the free-standing ATM located at the Cedarburg location will remain open after the office is consolidated.

Bank Mutual will continue to provide products and services to the customers affected by this decision through other nearby locations, as well as its electronic and mobile banking channels. Additional information relating to this decision will be sent to the customers of these offices in the next few days. Consistent with its recent experience consolidating offices, management believes that it will retain the majority of deposits and loans currently serviced through these four locations, which were $47.5 million and $6.9 million, respectively, at September 30, 2015. However, there can be no assurances. In addition, management anticipates that many of the employees at the affected offices will be offered opportunities for comparable positions in nearby Bank Mutual locations.

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In connection with this decision to consolidate offices, Bank Mutual expects to incur one-time costs of approximately $650,000, composed primarily of asset disposition costs, employment severance costs, and professional fees. Most of these costs will be recorded in the quarter ending December 31, 2015.

These closures are subject to the filing of appropriate notices with the primary regulator of Bank Mutual’s subsidiary bank. After these consolidations, the bank will operate 64 banking locations in Wisconsin and one in Minnesota.

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This release contains various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management.  Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “estimate,” “expect,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements.  In addition to the factors discussed in this release, refer to "Cautionary Statement" and "Risk Factors" included in Bank Mutual’s 2014 Annual Report on Form 10-K for a list of additional factors that could cause actual results to differ from what is stated or expected in this release.

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